Exhibit 10.2

THIS SETTLEMENT AGREEMENT is made on 25 September 2020
BETWEEN:
(1)    COTY MANAGEMENT B.V., a private limited liability company incorporated under the laws of the Netherlands, having its registered seat in Amsterdam, the Netherlands, and its office address at Schiphol Boulevard 393 Toren B, 1118 BJ Schiphol, the Netherlands, hereinafter: the Company; and
(2)    PASCAL BALTUSSEN, born on XXXX, residing at XXXX, hereinafter: the Employee;
The Company and the Employee together referred to as the Parties and each of them individually as the Party.
WHEREAS:
i.the Employee entered into the Company’s employment with effect from 1 January 2020 as Chief Procurement Officer;
ii.a difference of opinion has arisen between the Parties in relation to the policy of the Company which they have not been able to resolve;
iii.the Parties have now come to the conclusion that termination of the employment is therefore inevitable;
iv.the Parties emphasize that the reason for termination is not an urgent cause (dringende reden) as referred to in article 7:678 of the Dutch Civil Code, and that the initiative to terminate the employment has been taken by the Company;
v.the Parties have discussed the terms and conditions of termination of the Employee’s employment and corporate position(s) with the Company and/or with companies affiliated to the Company (the Group) and wish to hereby record their agreement in this respect in writing; and
vi.by concluding this settlement agreement, the Parties intend to reach a comprehensive settlement.
IT HAS BEEN AGREED AS FOLLOWS:

1.The employment between the Company and the Employee will terminate by mutual consent with effect from 20 October 2021 (the Termination Date). The agreement is based on the assumption that the employment agreement will not be terminated earlier than the Termination Date, due to behavior of Employee that qualifies as a reason for termination based on an urgent cause (ontslag wegens dringende reden) as defined in article 7:678 of the Dutch Civil Code. In case of such immediate termination prior to the Termination Date, Employee cannot derive any rights from this agreement
2.The Employee is entitled to terminate the employment at an earlier date than the Termination Date with effect from the end of a calendar month (in which case the Termination Date for the purpose of this settlement agreement will be deemed to be such earlier end date). Parties agree that in that case, the Severance Payment as meant in clause 6 of this agreement will be increased by a gross amount equal to the gross base salary that the Employee would have received in respect of the period from the early termination date up to 20 October 2021, should the employment have continued until then.
3.By signing this agreement, the Employee stands down or resigns, as the case may be, with effect from the signing date of this agreement, from all other employment or corporate positions he holds with the Company and/or the Group, such as supervisory and management board positions, and all other positions that the Employee holds in his capacity as representative of the Company or the Group, like memberships to branch organisations, without cancelling the membership of the relevant members of the Company or the Group to those organisations. The Employee undertakes to sign such documentation and to take such actions as may be required to give effect to the foregoing.
4.The Employee will continue to be released from his duties (vrijgesteld van werkzaamheden). The Employee will in the period up to the Termination Date remain available to answers questions and use such period to correctly and properly hand over his job. In the period up to the Termination Date, the Employee shall not perform any acts that he was authorized to perform pursuant to a power of attorney granted to him or otherwise.
5.Subject to the provisions of this agreement, the Company will pay the Employee his regular salary and provide him with his regular benefits, with the exception of expense allowances, until the Termination Date. Any expenses not yet claimed and relating to the period up to the date of this agreement will be reimbursed in accordance with the expense policies applicable within the Company from time to time, provided that a request for reimbursement will have been submitted to the Company ultimately on the Termination Date.
6.Within one month after the Termination Date, and provided that the Employee has complied with all of the obligations following from this agreement and the employment agreement, the Company will pay to the Employee a severance payment equal to EUR 412,500 gross to be increased, if applicable, in accordance with clause 2 and/or clause 9

(the Severance Payment). The Severance Payment is deemed to include any compensation to which the Employee may be entitled in relation to the termination of his employment, including but not limited to any transition payment (transitievergoeding) as referred to in article 7:673 of the Dutch Civil Code, compensation for any part of the applicable notice period not having been observed, and compensation for loss of income and benefits of whatever nature relating to the employment or any other positions held by the Employee with the Group, including the termination thereof, such as entitlements arising from the use of company property and contributions to private insurance and pension arrangements. The Severance Payment will be paid to the Employee in the Netherlands, less taxes and social security premiums.
7.Within one month after the Termination Date, the Company will effect a normal final payment (eindafrekening) in the Netherlands, subject to the provisions of this agreement. The Employee will be deemed to have taken up all accrued outstanding holidays in the period up to the Termination Date. The Employee’s pension will be made premium free (premievrij) in accordance with the law and the rules of the relevant pension plan. Any benefits, insurances and pension plans, if any, that Employee participates in pursuant to the employment agreement, will end on the Termination Date. For the avoidance of doubt, the Employee will be entitled to retain the sign on bonus of EUR 800,000 gross he received when he joined the Company in January 2020.
8.Any loans or advance payments provided to the Employee by the Company and/or the Group become repayable as of the Termination Date. The amount of the loans or advance payments will be set-off (verrekenen) against any amount owed to the Employee by the Company and/or the Group. The Employee must immediately repay any amount thus remaining to the Company and/or the relevant company of the Group.
9.The RSU sign-on award of 87,183 RSUs will vest with effect from 1 December 2020. On 19 October 2020, the Employee will receive the regular award under Coty’s Equity & Long-Term Incentive Plan as per the existing agreement in accordance with the applicable terms. Should the Employee terminate his employment in accordance with clause 2 prior to the first vesting date of the grant, the full grant will be forfeited and instead a cash amount of EUR 240,000 gross will be added to the severance payment referred to under clause 6. No bonus payments will be made to the Employee for the year 2021 under the APP based on the decision made by Coty that no such bonus payments will be made for the year 2021. The Parties agree that should this decision be withdrawn and should a bonus payment for 2021 be awarded after all, this will also apply to the Employee on a pro-rated basis for time that the Employee will be employed for the fiscal year 2021. All further rights under the APP, Coty’s Equity & Long-Term Incentive Plan and any other (equity based) incentive plans in which the Employee participates, will be forfeited. The Employee confirms that, except for the rights mentioned in this clause 9, he has no further claims with regard to any incentive compensation and/or share based benefits for any past or future period against the Company and/or the Group, the controlling shareholders and/or their ultimate beneficial owners.

10.The Company will contribute an amount of at maximum EUR 14,000 gross exclusive of VAT towards legal fees incurred by the Employee in respect of legal assistance in connection with the termination of his employment, which amount shall be paid directly to his legal adviser(s) upon receipt by the Company of (an) original specified invoice(s) in the name of the Employee, but marked payable by the Company. The Company will make available to the Employee the agreed assistance of a tax advisor to assist the Employee with his income tax returns for the years 2019, 2020 and 2021.
11.Ultimately on the date of this agreement, the Employee will return to the Company and/or any other party designated by the Company all property of the Company and/or the Group, and all other items made available to him by or on behalf of the Company and/or the Group in connection with the performance of his job, including, but not limited to: company car, smartphone, tablet, laptop, other computer equipment, any and all files, software and diskettes, credit cards, keys, documents, papers, records, notes, agenda, memoranda, plans, calendars, and other books and records of any kind and nature whatsoever containing information concerning the Company and/or the Group, their customers or operations. The Employee herewith confirms that he will not retain copies of any such property or other materials. The Employee confirms that he will until the date of return, use any company property in line with the rules and procedures applicable within the Company and/or the Group in that respect.
12.The Parties will not disclose, divulge, or communicate any negative or damaging information about each other and in the case of the Employee also not about the Group, the controlling shareholders and/or their ultimate beneficial owners.
13.The Parties will keep strictly secret and confidential the existence and contents of this agreement, as well as any other information relating to the settlement or the termination of the employment agreement, unless vis-à-vis the Employee’s civil partner or the Parties’ legal advisors or in case this would be required for the proper implementation of this agreement or as a result of a legal obligation to disclose such information.
14.Any confidentiality and intellectual property clauses as agreed upon between the Employee and the Company and/or the Group in the employment agreement and/or the confidentiality, non-competition and non-solicitation agreement signed by the Employee (RCA) will remain in full force after the Termination Date in accordance with their terms and including the penalties agreed in case of violation. The non-compete undertakings as agreed upon between the Employee and the Company in paragraph 7 of the RCA will lapse as of the Termination Date. However, the non-solicitation and non-poaching undertakings in paragraph 8 of the RCA will remain in full force after the Termination Date in accordance with their terms and including the penalties agreed in case of violation. The Employee confirms that the Severance Payment in clause 6 provides a reasonable compensation for these undertakings as meant in article 7:653, subsection 5 of the Dutch Civil Code.

15.The Employee confirms that he will change any social media profiles (LinkedIn, Facebook, Twitter and any other relevant media being applicable) ultimately at the Termination Date, so that is unambiguously clear that the Employee is no longer employed by the Company. In addition, the Employee shall ensure that the information provided in any of his social media profiles concerning his employment with the Company is accurate, including but not limited to the position, tasks and responsibilities and the duration of the employment.
16.Whether or not Employee is granted a benefit pursuant to the applicable social security laws after the Termination Date or whether a punitive cut is applied, or such benefit is suspended, will not change this agreement. Any loss that Employee might suffer is deemed to be included in this agreement so that the Company will not be obliged to make any additional payment.
17.Subject to the provisions of this agreement, the Employee hereby grants the Company and/or the Group full and final discharge as regards any rights or claims he may have towards them following from his employment and/or any other positions he holds with the Company and/or the Group, or the termination thereof.
18.The Employee has been advised by the Company to seek professional legal advice before accepting the terms and conditions as laid down in this agreement, and the Employee confirms that he fully understands the terms and conditions of this agreement and is fully aware of all of the implications arising therefrom.
19.If the Employee becomes incapacitated for work before the Termination Date, this does not change the arrangements made in this agreement. If the Employee becomes ill prior to the Termination Date or within four weeks after the Termination Date, the Employee shall immediately report this to the Company in writing and provide his contact details. The Employee will be obliged to (i) report to the company doctor upon first request, (ii) at all times provide his full cooperation to applicable reintegration obligations, and (iii) provide the Company with all information which it needs to submit to the Employee Insurance Agency (UWV) or other relevant authorities in this respect. If the Employee does not comply with the applicable reintegration obligations, the right of continued payment of wages shall cease. If the Employee is eligible for benefit under the Dutch Sickness Benefit Act (Ziektewet) or Work and Income (Capacity for Work) Act (WIA) or the Return to Work (Partially Disabled Persons) Regulations (WGA), the Employee must strictly comply with the rules and regulations in respect of sickness and incapacity for work as issued by the UWV.
20.All amounts payable under this agreement are gross amounts. The Employee will bear all regular wage tax and income tax, as well as any employee social security contributions due in relation to all the amounts payable and benefits granted under this agreement and indemnify and hold harmless the Company and any company of the Group for all these taxes and premiums payable in respect of such amounts. For the avoidance of doubt, this indemnification will not apply to any other taxes, interest and penalties payable by the Company and/or any company of the Group in respect of the amounts payable and benefits granted under this agreement.
21.This agreement constitutes a settlement agreement (vaststellingsovereenkomst) in accordance with Article 7:900 and further of the Dutch Civil Code. The Parties to this agreement irrevocably waive their right to seek rescission and/or annulment of this agreement, it being understood that this will not prevent the Company from summarily dismissing the Employee prior to the Termination Date based on an urgent cause as meant in article 7:678 of the Dutch Civil Code in which case the Employee will no longer be entitled to any financial right under this agreement with the exception of his regular salary and benefits until the last day of his employment. Notwithstanding the above, the Employee has the right to within two weeks after the date of this agreement, revoke his agreement to this settlement in accordance with article 7: 670b, subsection 2 of the Dutch Civil Code by means of a written statement to the Company to that effect.
22.This agreement represents the entire understanding and agreement reached between the Parties in respect of the termination of the Employee’s employment and corporate position(s) with the Company and/or the Group. This agreement supersedes all previous agreements, both oral and in writing, including correspondence, in relation to such subject matters. Modifications and/or amendments to this agreement shall only be valid if agreed in writing between the Parties.
23.This agreement shall be governed by and construed in accordance with the laws of the Netherlands.
24.All disputes arising out of or in connection with this agreement shall be submitted in the first instance to the competent court in Amsterdam.
In witness whereof this agreement was executed in duplicate and signed by the Parties:

For Coty International B.V.:            For acceptance:

/s/ Jaap Bruisma                    /s/ Pascal Baltussen
Name:     Jaap Bruisma                    Pascal Baltussen
Date:    26 September 2020                Date:    26 September 2020